Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131 X 282

EMBARCADERO TECHNOLOGIES, INC. RECEIVES

NASDAQ NOTICE OF NON-COMPLIANCE

San Francisco, CA, March 27, 2007 – Embarcadero Technologies, Inc. (NASDAQ: EMBT) today announced that, as expected, on March 21, 2007, it received an additional notice of non-compliance from the Staff of The Nasdaq Stock Market (“NASDAQ”), stating that Embarcadero is not in compliance with NASDAQ Marketplace Rule 4310(c)(14), due to the delay in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”).

As previously announced, Embarcadero received a NASDAQ notice of non-compliance on November 15, 2006 in relation to the delay in filing its Report on Form 10-Q for the quarter ended September 30, 2006 (“Third Quarter Form 10-Q”). The Third Quarter Form 10-Q and Form 10-K filing delays are attributable to the fact that a Special Committee appointed by Embarcadero’s Board of Directors has been conducting a review of Embarcadero’s historical stock-based compensation practices. In response to the first notice of non-compliance, Embarcadero requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). Following the hearing, the Panel granted Embarcadero’s request for continued listing, provided that Embarcadero meets certain requirements. Those requirements are that Embarcadero (i) provide NASDAQ with specified information regarding the results of the Special Committee’s review on or about March 1, 2007 (which information was provided by Embarcadero to NASDAQ on March 1, 2007), (ii) file the Third Quarter Form 10-Q, any other delinquent periodic reports, and any required restatements on or before April 18, 2007, and (iii) comply with all other requirements for continued listing on NASDAQ. The Special Committee’s review is now substantially complete.

The current NASDAQ notice requests that Embarcadero make a new submission to the Panel. Accordingly, Embarcadero intends to provide the Panel with a submission describing its efforts to file the Form 10-K on or before the April 18 deadline. There can be no assurance that Embarcadero will be able to satisfy the Panel’s conditions described above within the prescribed deadlines. In the event that Embarcadero is unable to comply with these conditions, Embarcadero’s securities may be delisted.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) is a leading provider of strategic data management solutions that help companies to improve the availability, integrity, accessibility, and security of corporate data. Nearly 12,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies solutions to maximize their return on corporate data assets and to meet the challenges of explosive data growth, escalating data security requirements, and complex, multi-platform data environments. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit www.embarcadero.com.

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with non-compliance with NASDAQ listing requirements and the possible delisting of our securities, the ability of the Audit Committee to complete its review, any findings or restatements resulting from such review and fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.